Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-112843



Prospectus Supplement No. 13


                                [GRAPHIC OMITTED]






                9 3/8% Senior Subordinated Secured Notes due 2009
                                       and
                             Shares of Common Stock

     This prospectus  supplement  supplements the prospectus  dated February 20,
2004 of AirGate PCS, Inc., as supplemented by prospectus supplement Nos. 1 through 12 dated March 5, March 8, March 10, March 12, March 24, March 30, April 1, April 14, April 19, April 20, April 27 and May 5, 2004, respectively, relating to the sale by certain holders of our 9 3/8% Senior Subordinated Secured Notes due 2009 and shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The following line items in the table of Selling Holders contained in the prospectus are hereby amended as follows:


                                                   Principal Amount     Number of Shares        % of Outstanding
                                                       of Notes         of Common Stock           Common Stock
                                                     Beneficially       that may be sold
                                                    Owned that may      -------------------     -------------------
                                                        be sold ($)
Name                                             -------------------
----
40/86 Advisors
      Managers - High Yield Fund (formerly
      Conseco Fund Group - High Yield Fund)             725,300                  8,528                   *

Lonestar Capital Management
      Lonestar Partners, L.P.                         1,599,900                    0                     *


     Our common stock is quoted on The Nasdaq National Market under the symbol "PCSA." On May 6, 2004, the reported last sale price per share of our common stock on The Nasdaq National Market was $19.42.

     Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 4 of the prospectus.

                                ----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------

     The date of this Prospectus Supplement is May 7, 2004